EXHIBIT (a)(5)(B)

Cavitation Technologies, Inc. Announces Definitive Agreements with BrightFlixx Finance (Luxembourg) S.A. for Aggregate Proposed Cash Consideration of $42 Million

CHATSWORTH, Calif., October 9, 2026 (GLOBE NEWSWIRE) -- Cavitation Technologies, Inc. (OTCQB: CVAT) (“CVAT” or the “Company”), a leading provider of sustainable nanotechnology solutions, today announced that it has entered into definitive purchase agreements with BrightFlixx Finance (Luxembourg) S.A. providing for cash tender offers for all outstanding shares of common stock of Cavitation Technologies, Inc. and Alchemy Beverages, Inc. (“Alchemy”). The aggregate proposed cash consideration under the agreements is $42 million, consisting of $35 million for CVAT and $7 million for Alchemy, subject to the terms, conditions and other provisions of the definitive purchase agreements.

The new BrightFlixx Finance (Luxembourg) S.A. agreements replace the prior tender offer agreements with European Guarantee Services S.à r.l. (“EGS”), which have been terminated. The material terms of the BrightFlixx Finance (Luxembourg) S.A. agreements are substantially similar to those previously contemplated, and financing is provided by the same financing institution, Bright Wealth Banking, that was involved in the prior transaction.

In connection with the execution of the BrightFlixx Finance (Luxembourg) S.A. agreements, CVAT will be filing a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”). BrightFlixx Finance (Luxembourg) S.A. expects to commence the applicable tender offers and make the required filings in accordance with the Securities Exchange Act of 1934, and the regulations promulgated by the SEC.

“The execution of these definitive tender offer agreements reflects the continuity of the transaction process,” said Neil Voloshin, Chief Executive Officer of CVAT. “The same core transaction participants and financing institution remain involved, and this continuity is intended to help expedite the regulatory and tender-offer process. We remain focused on completing the required filings and keeping our stockholders informed as the proposed transactions advance.” Dr. Kassem Lahham added: “We are pleased that BrightFlixx Finance (Luxembourg) S.A. is moving forward with the new definitive agreements with Cavitation Technologies and Alchemy. The same core participants and financing institution remain associated with the transaction, which is intended to help expedite the process. BrightFlixx Finance (Luxembourg) S.A. looks forward to working constructively with the companies and their advisers to advance the proposed all-cash tender offers in accordance with the definitive purchase agreements and applicable regulatory requirements.”

Additional Information and Where to Find It

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of CVAT or Alchemy common stock or any other securities. The tender offers described in this release have not commenced. On the commencement date of the tender offers, BrightFlixx Finance (Luxembourg) S.A. expects to file Tender Offer Statements on Schedule TO, including an offer to purchase, a letter of transmittal, and related documents, with the SEC.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE TENDER OFFER STATEMENTS, THE SOLICITATION/ RECOMMENDATION STATEMENT, AND ANY OTHER FUTURE FILINGS REGARDING THE PROPOSED TRANSACTIONS, AS THEY WILL CONTAIN IMPORTANT INFORMATION AND MAY BE UPDATED OR AMENDED FROM TIME TO TIME.

Investors and security holders may obtain free copies of these statements, when available, and other documents filed with the SEC at www.sec.gov.

About Cavitation Technologies, Inc.

Cavitation Technologies, Inc. (OTCQB: CVAT) designs and manufactures innovative nanotechnology systems for a wide range of industrial and environmental applications. With over 40 patents worldwide, the Company’s proprietary technologies are utilized in industrial water treatment, oil and gas produced-water remediation, renewable fuels, and digital asset infrastructure. For more information, please visit www.cvatinfo.com.

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About BrightFlixx Finance (Luxembourg) S.A.

BrightFlixx Finance (Luxembourg) S.A. is a Luxembourg société anonyme and the counterparty to the definitive tender offer agreements described in this release. For more information about BrightFlixx Finance (Luxembourg) S.A., please visit https://brightflixxfinance.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on the Company’s expectations and are subject to a number of risks and uncertainties. These include, but are not limited to, the risk that the tender offers may not commence or may not be completed; that the conditions to the tender offers may not be satisfied or waived; uncertainties as to how many of CVAT’s and Alchemy’s stockholders will tender their shares; the possibility that the proposed transactions may not be consummated in a timely manner or at all; and other risks and uncertainties described in the Company’s most recent Form 10-K and other filings with the SEC. The Company undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Investor & Media Contact

Cavitation Technologies, Inc.

10019 Canoga Ave., Chatsworth, CA 91311 USA

Phone: 818-718-0905

Email: oksana@ctinanotech.com

Website: www.cvatinfo.com

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